EXHIBIT 99.1
Rowan Companies, Inc.
News Release                                   2800 Post Oak Boulevard, Suite 5450
                                                                           Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                        April 14, 2004

HOUSTON, TEXAS -- Rowan reports first quarter operating results.

For the three months ended March 31, 2004, the Company incurred a net loss of $11.3 million, or $.11 per share, on revenues of $170.5 million, compared to a loss of $17.2 million, or $.18 per share, on revenues of $131.4 million in the first quarter of 2003.

Rowan’s Gulf of Mexico rig utilization was 82% during the first quarter of 2004, versus 92% in the fourth quarter of 2003 and 90% in the year-earlier period, and our average Gulf of Mexico day rate of $39,700 decreased by $2,700, or 6%, from the fourth quarter of 2003, but was up by $5,000, or 14%, from the year-earlier period. Land rig utilization was 73% during the first quarter of 2004, versus 80% in the fourth quarter of 2003 and 66% in the year-earlier period, and our average land rig day rate of $11,000 decreased by less than $200, or 1%, from the fourth quarter of 2003, but was up by $1,200, or 12%, from the year-earlier period.

Danny McNease, President and Chief Executive Officer, commented, “Our first quarter 2004 results, while improved over the prior year period, were down from the fourth quarter of 2003 and well below what we had originally anticipated. The primary cause of our poor financial performance in the first quarter was the inadequate utilization of several of our Gulf of Mexico rigs, including two Gorillas and one Super Gorilla class jack-up that have been largely idle since January. In addition, the amendment of our North Sea drilling contract for Gorilla VII had the effect of reducing our drilling revenues by more than $2 million during the quarter.

“We continue to see signs of more favorable business conditions on the horizon. We believe that as the Gulf of Mexico jack-up market continues to tighten, the upward pressure on day rates will intensify. We look forward to the addition to our fleet later this month of our first Tarzan Class jack-up, the Scooter Yeargain, which will enhance our capability in the emerging deep shelf market. We are continuing to pursue overseas opportunities for our Gorilla and Super Gorilla class jack-ups and fully expect that one or more of such rigs currently positioned in the Gulf of Mexico will be relocated abroad before the end of this year.

“Gorilla V completed its most recent assignment offshore eastern Canada in late-March, and we expect to have the rig working again in the area by the end of April. As previously announced, our agreement to temporarily reduce the day rate on Gorilla VII’s drilling/production contract in the North Sea was made to assist in extending the productive life of the Ardmore field, and could yield work beyond the contract’s minimum 18-month term.

(CONTINUED)

“The prospects for our mining equipment group have never been better and our manufacturing backlog of $58 million is at a six-year high.”

Rowan Companies, Inc. is a major provider of international and domestic offshore contract drilling and aviation services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining, timber and transportation industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 23 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Stock Exchange. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President – Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.

(CONTINUED)
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ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
Unaudited (In Thousands)

	MARCH 31

	2004	2003

ASSETS

Cash and short-term investments	$306,435	$115,013
Accounts receivable	123,817	98,069
Inventories	183,189	179,710
Other current assets	25,289	35,412

Total current assets	638,730	428,204
Property, plant and equipment - net	1,748,800	1,616,098
Other assets	18,275	17,829

TOTAL	$2,405,805	$2,062,131

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$55,887	$47,285
Other current liabilities	93,287	72,990

Total current liabilities	149,174	120,275
Long-term debt	579,466	520,365
Other liabilities	283,486	305,562
Stockholders' equity	1,393,679	1,115,929

TOTAL	$2,405,805	$2,062,131

CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited (In Thousands Except Per Share Amounts)

	FOR THE THREE MONTHS
	ENDED MARCH 31

	2004	2003

REVENUES:
Drilling services	$105,689	$77,886
Manufacturing sales and services	41,106	29,040
Aviation services	23,686	24,429

TOTAL	170,481	131,355

COSTS AND EXPENSES:
Drilling services	88,418	77,510
Manufacturing sales and services	39,409	26,626
Aviation services	26,650	23,434
Depreciation and amortization	23,382	20,310
General and administrative	6,215	6,505

TOTAL	184,074	154,385

INCOME (LOSS) FROM OPERATIONS	(13,593)	(23,030)

OTHER INCOME (EXPENSE):
Net proceeds from Gorilla V settlement
Interest expense	(5,065)	(4,859)
Less interest capitalized	797	1,098
Interest income	660	522
Other - net	196	120

OTHER INCOME (EXPENSE) - NET	(3,412)	(3,119)

INCOME (LOSS) BEFORE INCOME TAXES	(17,005)	(26,149)
Provision (credit) for income taxes	(5,697)	(8,967)

NET INCOME (LOSS)	$(11,308)	$(17,182)

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$(.11)	$(.18)

Diluted	$(.11)	$(.18)

DILUTED SHARES	102,132	93,617

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ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
Unaudited (In Thousands)

	FOR THE THREE MONTHS
	ENDED MARCH 31

	2004	2003

CASH PROVIDED BY (USED IN):
Operations:
Net income (loss)	$(11,308)	$(17,182)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	23,382	20,310
Deferred income taxes	(5,661)	(8,636)
Other - net	9,344	4,903
Net changes in current assets and liabilities	(2,478)	(8,839)
Net changes in other noncurrent assets and liabilities	905	(403)

Net cash provided by (used in) operations	14,184	(9,847)

Investing activities:
Property, plant and equipment additions	(47,777)	(69,975)
Proceeds from disposals of property, plant and equipment	4,487	3,576

Net cash used in investing activities	(43,290)	(66,399)

Financing activities:
Proceeds from borrowings	29,726	25,852
Repayments of borrowings	(18,707)	(13,504)
Proceeds from common stock offering, net of issue costs	264,993
Proceeds from stock option and convertible debenture plans	1,302	155

Net cash provided by financing activities	277,314	12,503

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	248,208	(63,743)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	58,227	178,756

CASH AND CASH EQUIVALENTS, END OF PERIOD	$306,435	$115,013

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